EMPLOYMENT AND NONCOMPETITION AGREEMENT

                  This EMPLOYMENT AND NONCOMPETITION AGREEMENT (the "Agreement") is dated effective as of the 1st day of August, 2001, by and between SHOE CARNIVAL, INC., an Indiana corporation with its principle offices located at 8233 Baumgart Road, Evansville, Indiana (the "Company"), and TIMOTHY BAKER, an individual residing at 3243 Brookfield Drive, Newburgh, Indiana (the "Employee").

                                    RECITALS
                                    --------
                  WHEREAS, the Company is one of the leading retailers of family shoes in the United States;

                  WHEREAS, the Company desires to retain the services of the Employee upon the terms and conditions set forth herein; and

                  WHEREAS, the Employee desires to be so employed by the Company, to be eligible for opportunities of advancement, potential compensation increases and potential bonus payments for fiscal year 2001 and later, and to be given access to confidential and proprietary information necessary to perform his job, but which the Company would not make available to him but for his signing and agreeing to abide by the terms of this Agreement as a condition of his continuing employment with the Company; and

                  WHEREAS, the Company and the Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Employee; and

                  WHEREAS, in connection with its business, the Company has expended a substantial amount of time, money, and effort to develop and maintain its confidential, proprietary and trade secret information, and that this information, if misused or disclosed, could be very harmful to Company's business and its competitive position in the marketplace.

                                    AGREEMENT
                                    ---------

                  1. Term of Employment. The Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company, in accordance with the terms and conditions herein, for a period commencing on the effective date of this Agreement up to and through December 31, 2003, subject, however, to earlier termination as expressly provided in this Agreement (such term, including any extension thereof, shall herein be referred to as the "Term"). This Agreement shall be renewed automatically for successive terms of one (1) year each unless either party provides written notice of non-renewal to the other party at least sixty (60) days before the end of the then current Term.

                  2. Scope of Duties. The Employee shall continue employment in his current position, Executive Vice President, Operations. During the Term, the Employee agrees to perform such other services for the Company as may be directed by the Company. The Employee shall be supportive of the Company's business and its best interests and shall not, directly or indirectly, take any action which could reasonably be expected to have an adverse effect upon the business or best interests of the Company. The Employee covenants that he will at all times honestly and fairly conduct his duties, and will at all times maintain the highest of professional standards in representing the interests of the Company. The Employee will comply with Company policies, decisions, and instructions, which may be changed by the Company over time. Employee shall perform all duties incident to his newly promoted position, as well as any other duties as may from time to time be assigned by the President of the Company or his designee, and agrees to abide by all By-laws, policies, practices, procedures or rules of the Company.

                  3. Compensation of Employee. For all services rendered by the Employee under this Agreement, the Company shall compensate the Employee as follows:

                           3.1 Base Salary. The Base Salary payable to the Employee under this Agreement shall be that amount set forth in the Company Payroll Action Form, effective August 1, 2001 ("Base Salary"), payable in accordance with the Company's usual payroll procedures, and subject to all taxes, withholdings and deductions as required by law and as the Employee may authorize. The Company will review the Base Salary on a periodic basis, approximately annually, during the Term to determine, in the discretion of the Company, whether the Base Salary should be adjusted, and if so, the amount of such adjustment and the time at which such adjustment should take effect.

                           3.2 Incentive Bonus. The Employee is entitled to participate in the Company's discretionary incentive bonus program in accordance with the terms contained in the then current Incentive Bonus Plan for his position, as may be amended or modified by the Company from time to time. However, Employee agrees that the failure of the Company to award any such bonus and/or other incentive compensation shall not give rise to any claim against the Company.

                  4. Additional Compensation, Benefits, and Obligations. During the Term, and so long as the Employee serves in the position of Executive Vice President, Employee is entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental and disability plans, and Exec-U-Care) and other employee benefit plans, including but not limited to, qualified pension plans, stock purchase plans, and nonqualified deferred compensation plans, established by the Company from time to time for the benefit of executives at his level and position; provided, however, the Employee's participation in such plans is subject to the eligibility requirements and other terms of such plans. The Company may change, amend or discontinue any of its employee welfare and health benefit plans at any time during the Term, and nothing in this Agreement shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any such plans or programs.


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

                  5. Termination of Employment. Employee's employment may be terminated as follows:

                           5.1 For Cause. The Company may terminate Employee's employment at any time effective immediately for "Cause." As used in this Agreement, the term "Cause" means the occurrence of any one or more of the following events: (i) Employee's conviction for a felony or other crime involving moral turpitude; (ii) Employee's engaging in illegal conduct or gross misconduct which is injurious to the Company;
         (iii) Employee's engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company; (iv) Employee's failure or refusal to follow the lawful and reasonable instructions of the Company's Chief Executive Officer, President, or other executive officer to whom Employee reports, if such failure or refusal continues for a period of ten (10) days after the Company delivers to Employee a written notice stating the instructions which Employee has failed or refused to follow; (v) Employee's material breach of any of his obligations under this Agreement; (vi) Employee's material breach of the Company's policies; (vii) Employee's use of alcohol or drugs which interferes with the performance of his duties for the Company or which compromises the integrity or reputation of the Company; or (viii) Employee's engaging in any conduct tending to bring the Company into public disgrace or disrepute.

                           5.2 Unilateral - The Company. The Company may terminate Employee's employment at any time without Cause.

                           5.3 Unilateral - Employee. Employee may terminate his employment at any time with the Company by providing the Company with thirty (30) days' advance written notice of such termination. At the sole option of the Company, such termination will be considered effective on the date such notice is given.

                           5.4 For Good Reason - Employee. If Employee voluntarily terminates his employment during the Term, he shall notify Employer in writing if he believes the termination is for Good Reason. Employee shall set forth in reasonable detail why Employee believes there is Good Reason. For purposes of this Agreement, for "Good Reason" means the occurrence, without Employee's written consent, of any one or more of the following events: (a) a reduction in Employee's position or responsibilities; or (b) a reduction by the Company in Employee's Base Salary.

                           5.5 Disability. If Employee suffers a "Disability," the Company shall have the right to terminate Employee's employment by delivering to Employee a written notice of the Company's intent to terminate for Disability, specifying in such notice a termination date not less than ten (10) calendar days after the giving of the notice (the "Disability Notice Period"). The Employee's employment shall terminate at the close of business on the last day of the Disability Notice Period. For purpose of this Agreement, the term "Disability" shall mean either (a) when Employee is deemed disabled in accordance with the long-term disability insurance policy or plan of the Company in effect at the time of the illness or injury causing the Disability, or (b) the inability of Employee, because of injury, illness, disease

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

         or bodily or mental infirmity, to perform the essential functions of his job (with or without reasonable accommodation) for more than ninety
         (90) days during any period of twelve (12) consecutive months. The existence of a Disability shall be determined by the Company.

                                 Death. If the Employee should die during the Term, the Company shall have no further obligation to the Employee, his spouse, or his estate except to pay to the Employee's estate the amount of compensation earned or accrued by the Employee through the month of his death, such compensation to be prorated to the date of death.

                           5.6 Compensation Upon Termination. In the event of termination of Employee's employment as set forth herein, and subject to the Company's right to offset against any such benefits, compensation, or severance amounts owed to Employee, whether the result of promissory notes, loans, or other financial arrangements the Company may have entered into with or on the Employee's behalf, and which are or would become due and payable on or after the Termination Date, to include the principal and interest pursuant to such arrangements, the Parties agree that the following terms shall be the exclusive severance arrangements:

                           5.6.1 In the event of termination of Employee's
                  employment by the Company for "Cause," pursuant to Section 5.1 or unilateral termination by the Employee pursuant to Section 5.3, the Company's obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate, except: (a) Employee shall be entitled to receive that portion of his Base Salary which shall have been earned through the termination date; and (b) the Company shall pay or provide Employee such other payments and benefits, if any, which had accrued hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Employee under this Agreement.

                           5.6.2 In the event the Company terminates Employee's
                  employment Without Cause pursuant to Section 5.2 or Employee terminates for Good Reason within thirty (30) days of the event constituting Good Reason pursuant to Section 5.4, at any time other than the two (2) year period immediately following a "Change in Control," the Company's obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate, except: (a) Employee shall be entitled to receive that portion of his Base Salary which shall have been earned through the termination date; (b) the Company shall pay or provide Employee such other payments and benefits, if any, which had accrued hereunder before the termination date; (c) the Company shall continue to pay to Employee his base monthly salary, which shall be that monthly salary amount as of the date of termination, for a period of twelve (12) months following the date of termination, payable in bi-weekly installments in accordance with the Company's regular pay policy; (d) the Company shall pay Employee a monthly payment in an amount equivalent to the COBRA Premium

                  Rates then in effect, for twelve (12) months immediately following the date of termination, and said payment shall cease immediately upon Employee's re-employment during such period, so long as Employee is covered by the new employer's plan; and (e) with respect to Company stock options granted after the date of this Agreement, Employee would immediately vest in any option that would have vested within twelve (12) months of Employee's termination date had Employee not been terminated, and such option may be exercised pursuant to the provisions of the then current Company Stock Option and Incentive Plan ("Stock Option Plan") as if the option were vested at the date of termination. The Parties agree that, to the extent this language is inconsistent with the Company Stock Option and Incentive Plan, this Agreement shall modify, govern, and control said Plan. Payment of the severance compensation described in subpart (c) and (e) of this Section
                  5.6.2 is subject to the requirements of Sections 5.9 and 5.10. Other than the foregoing, the Company shall have no further obligations to Employee under this Agreement.

                           5.6.3 In the event Employee's employment is
                  terminated as a result of Employee's Death or Disability pursuant to Section 5.5, the Company's obligation to pay and provide the Employee compensation and benefits under this Agreement shall immediately terminate except: (a) Employee shall be entitled to receive that portion of his Base Salary which shall have been earned through the termination date; and
                  (b) the Company shall pay or provide Employee such other payments and benefits, if any, which had accrued hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Employee under this Agreement.

                           5.6.4 In the event of a "Qualifying Termination"
                  within two (2) years immediately following a "Change In Control," then, in lieu of all other benefits under this Agreement, the Company's obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate, except: (a) Employee shall be entitled to receive that portion of his Base Salary which shall have been earned through the termination date; (b) the Company shall pay or provide Employee such other payments and benefits, if any, which had accrued hereunder before the termination date; (c) the Company shall pay to Employee in a lump sum not later than thirty (30) days after the termination date an amount equal to two hundred percent (200%) of the sum of (i) his annual Base Salary, and (ii) the highest bonus payment of the preceding two annual bonus awards, which bonus shall not be in an amount less than twenty-five (25%) of Employee's then current annual Base Salary; (d) the Company shall pay Employee a monthly payment in an amount equivalent to the COBRA Premium Rates then in effect, for eighteen (18) months immediately following the date of termination, and said payment shall cease immediately upon Employee's re-employment during such period, so long as Employee is covered by the new employer's health plan; (e) the Company shall provide Employee with out-placement services at a cost not to exceed Two Thousand Five Hundred Dollars ($2,500.00); and (f) Employee shall be allowed to exercise available stock options in accordance with the Stock Option Plan as if he were terminated without cause pursuant to the Stock Option Plan. Payment or provision of the severance compensation or benefits described in subparts (c), (d) and (e) of this Section 5.6.4 is subject to the requirements of Sections 5.9 and 5.10. Other than the foregoing, the Company shall have no further obligations to Employee under this Agreement.

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

                  For purposes of this Agreement, a "Qualifying Termination" shall mean either (i) a unilateral termination of Employee by the Company without Cause pursuant to paragraph 5.2 or (ii) a termination by Employee for Good Reason pursuant to paragraph
                  5.4 within thirty (30) days of the event constituting Good Reason.

                  For purposes of this Agreement, "Change In Control" of the Company shall mean and shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

                           (A) The acquisition by any individual entity or group
                  (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of twenty-five percent (25%) or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (a) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (b) any acquisition by the Company,
                  (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (d) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) of this Section 5.6.4 are satisfied, (e) any acquisition by any Person who on the date of this Agreement is a director or officer of the Company or is the beneficial owner of 10% or more of the outstanding voting securities of the Company ("Affiliated Person") or (f) upon the death of any shareholder who, on the date of this Agreement, is the beneficial owner of 10% or more of the outstanding voting securities of the Company, any acquisition triggered by the death of such shareholder by operation of law, by any testamentary bequest or by the terms of any trust or other contractual arrangement established by such shareholder; or

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

                           (B) Individuals who, as of the date hereof,
                  constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                           (C) Approval by the Shareholders of the Company of a
                  reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be,
                  (ii) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

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

                           (D) Approval by the shareholders of the Company of
                  (i) a complete liquidation or dissolution of the Company or
                  (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (a) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (b) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation, any Affiliated Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

                           5.7 Internal Revenue Code Limits. Should any payments by the Company to or for the benefit of Employee under this Agreement constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended
         (the "Code"), then the Company shall pay Employee an additional amount of money that will equal the sum of (a) all excise or other taxes imposed upon Employee by Section 4999 of the Code (excluding any penalties or interest) and (b) all additional state and federal taxes, interest and/or penalties attributable to the additional payments made to Employee pursuant to this Section 5.7. If an excise tax is imposed pursuant to the Internal Revenue Code of 1986, Employee agrees to immediately notify the Company within ten (10) days of the event, in writing, and Employee hereby gives the Company the right to challenge said imposition.

                           5.8 Payroll Withholdings. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes or deductions as may be required pursuant to any law or governmental regulation or ruling.

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

                           5.9 Compliance With Post-Employment Restrictions. If Employee breaches, or threatens to breach any of the covenants or provisions set forth in Sections 6 and 7 of this Agreement, then in such event the Company shall have the right immediately and permanently to discontinue payment and provision of any of the severance compensation and benefits payable under this Agreement. The Employee and Company acknowledge and agree that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with the Employee's breach or threatened breach of any of the covenants or provisions of this Agreement.

                           5.10 Release Agreement. As a condition of receiving the severance benefits described in Sections 5.6.2(c), 5.6.2(e), 5.6.4(c), 5.6.4(d), or 5.6.4(e), Employee will be required to sign a standard release agreement acceptable to the Company in which he releases and waives all claims which he may have against the Company or any affiliate, employee, shareholder, officer, director, agent or representative of the Company (except for his rights under this Agreement or any other vested rights Employee may have under any insurance, pension, employee stock ownership or stock option plans sponsored or made available by the Company). The Company will provide such release agreement to Employee at the termination of Employee's employment with the Company. As part of the release agreement, Employee will be required (a) to agree to cooperate with the Company with respect to any business matters about which he has knowledge, including any litigation or threatened litigation (b) agree not to cooperate with any claimants against the Company unless required by law to do so, (c) agree not to make any negative or derogatory comments about the Company or its executives and (d) affirm his post-termination obligations under this Agreement, including without limitation the obligations set forth in Sections 6 and 7.

                  6.       Non-competition.

                           6.1 General. Employee acknowledges that his position with the Company is special, unique and intellectual in character and his position in the Company places him in a position of confidence and trust with employees and customers of the Company. Employee further acknowledges, recognizes, and represents receipt of sufficient consideration for these restraints in the form of the increased Base Salary and other valuable consideration contained herein. The restrictions and obligations contained in this Section 6 shall survive the term of this Agreement. Notwithstanding the above, if the Company terminates, or elects not to renew this Agreement, and subsequently terminates Employee's employment without the payment of severance payments equivalent to the payments described in Section 5.6.2, the Employee will not be subject to the restrictions and obligations of this Section 6.

                           6.2 Non-competition. Employee agrees that during his employment with the Company and for a period of two (2) years immediately after the termination of Employee's employment with the Company, whether such employment is pursuant to this Agreement or is without an Agreement, thereafter Employee shall not:

                           6.2.1 Either alone or in concert with others, whether
                  as director, officer, consultant, principal, employee, agent or otherwise, engage in or contribute Employee's knowledge and abilities to any business or entity in competition with the Company ("Competing Business");



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

                           6.2.2 Be employed by, work for, consult with, or act
                  in any other capacity for, any person or entity that is engaged in any Competing Business if in such employment, work or capacity Employee likely would, because of the nature of his position with, or work for, the competitor and his knowledge of the Company's Confidential Information, inevitably use and/or disclose any of the Company's Confidential Information in his work for or with such competitor;

                           6.2.3 Solicit, recruit, hire, employ or attempt to
                  hire or employ any person who is then or within the proceeding one (1) year period was, an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company;

                           6.2.4 Solicit, urge, induce or seek to induce any of
                  the Company's independent contractors, subcontractors, vendors, suppliers, customers or consultants to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person's or entity's business with or representation of, the Company for whatever purpose or reason;

                           6.2.5 Take any action intended to harm the Company or
                  its reputation, which the Company reasonably concludes could lead to unwanted or unfavorable publicity to the Company;

                           6.2.6 The restrictive time periods set forth in this
                  Section 6.2 shall not expire during any period in which Employee is in violation of any of the restrictive covenants set forth in this Section 6.2, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions;

                           6.2.7 The restrictive covenants contained in this
                  Section 6.2 prohibit Employee from engaging in certain activities directly or indirectly, whether on his own behalf or on behalf of any other person or entity.

                           6.2.8 The covenants and restrictions in this Section
                  6.2 are separate and divisible, and to the extent any covenant, provision or portion of Section 6.2 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. Should any particular covenant, restriction, provision or portion of Section 6.2 be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant, provision or clause, such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest affect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to the extent reasonable and enforceable under applicable law.

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

                           6.3 Definition of "Competing Business": The term "Competing Business" shall include, but not be limited to:

                           6.3.1 Any retail business, or any company affiliated
                  with such a business, whether subsidiary, affiliated or a joint venture, which sells footwear at retail to consumers at price points competitive, or likely to be competitive with the Company (including, without limitation, Payless ShoeSource, Inc.; Brown Shoe Company, Inc.; Discount Shoe Warehouse, a division of Value City Department Stores, Inc.; Rack Room
                  (dba); Kohls Corporation; Shoe Station (dba); Shoe City (dba); Shoe Department (dba); Foot Star, Inc.; Finish Line, Inc., and/or any subsidiary or affiliate of any of the aforementioned competitors) within 25 miles of any Company store.

                           6.3.2 Ownership of an investment of less than 5% of
                  any class of equity or debt security of a publicly-held Competing Business shall not constitute ownership or participation in violation of the above.

                           6.4   Acknowledgment Regarding Restrictions.
         Employee acknowledges and agrees that he understands the restrictions in Section 6; that they are reasonable and enforceable, in view of, among other things, the Employee's position within the Company, the highly competitive nature of the Company's business, and the confidential nature of the information the Employee has been provided. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since the Company would be unable to verify whether its Confidential Information was being disclosed and/ or misused, and whether Employee was involved in diverting the Company's customers and/or its customer goodwill.

                           6.5   Disclosures Concerning New Employment.
         Employee agrees that he (a) will immediately, within ten (10) days, notify the Company in writing of his employment, engagement or other affiliation with any other business or entity during the two (2) years immediately following the termination of Employee's employment with the Company and (b) will provide a copy of Section 6 and 7 of this Agreement to any prospective employer before accepting employment or other work engagement with any such employer.

                  7.       Confidential or Proprietary Information

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                           7.1   Confidentiality. As used in this Agreement,
         the term "Confidential Information" means any and all of the Company's trade secrets, confidential and proprietary information and all other information and data of the Company that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, the Company's profile of prospective or current vendors or customers, business methods and structure, details of the Company's contracts and business matters, employee compensation, personnel information, marketing strategies and plans, business plans, pricing information and strategies, costs information, and financial data, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services to the Company. During his employment with the Company and thereafter, Employee will not use or disclose to others any of the Confidential Information except as authorized in writing by the Company or in the performance of work assigned Employee by the Company. Employee also will abide by the Company's policies protecting the Confidential Information. Employee's confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to information which becomes generally known to the public through no fault or action of Employee. Employee agrees that the Company owns the Confidential Information and Employee has no rights, title or interest in any of the Confidential Information. At the Company's request or upon termination of Employee's employment with the Company for any reason, Employee will immediately deliver to the Company all materials (including all copies and electronically stored data) containing any Confidential Information in Employee's possession, custody or control.

                           7.2   Trade Secrets-Developments. All
         improvements, developments, concepts, and ideas ("Developments") relating to the Company's business, or capable of beneficial use by the Company, including, but not limited to, marketing, confidential and trade secret information, techniques, discoveries, slogans, designs, artwork, and writings, which the Employee has made or will make during his employment with the Company are the sole and exclusive property of the Company without charge to the Company other than the Employee's compensation.

                           7.3 Acknowledgement. Employee agrees that the restrictions set forth in Sections 7.1 and 7.2 are reasonable and necessary to protect the trade secrets, confidential information, intellectual property rights and goodwill of the Company. The restrictions and obligations contained in this Section 7 shall survive the term of this Agreement.

                  8. Remedies. In the event of a breach or threatened breach by the Employee of any of the above provisions, the Company shall be entitled to an injunction restraining Employee from such breach, in addition to all other remedies which the Company shall be entitled to pursue. The Company also shall be entitled to recover from Employee all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this Agreement or seeks relief from Employee's violation of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach, threatened breach, or any breach of this Agreement.

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                  9.       Survival of Post-Termination Obligations. Employee
acknowledges and agrees that his post-termination obligations under this Agreement, including without limitation Employee's non-competition and confidentiality obligations set forth in Sections 6 and 7 of this Agreement, shall survive the termination of Employee's employment with the Company, regardless whether such termination is voluntary or involuntary, or is with or without cause.

                  10. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or the dated mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed, or faxed and confirmed, if addressed to the respective parties as follows;

                  To Employee:              Timothy Baker
                                            3243 Brookfield Drive
                                            Newburgh, Indiana 47630

                  To Company:               Chief Executive Officer
                                            Shoe Carnival, Inc.
                                            8233 Baumgart Road
                                            Evansville, Indiana 47725

Either Party hereto may designate a different address by providing written notice of such new address to the other Party hereto.

                  11. Waiver. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of Employee's conduct or employment shall not affect the Company's right to later enforce any such term or provision.

                  12. Assignment. The Company shall have the right to assign this Agreement. This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee, his executors, administrators, personal representatives and other successors in interest. Employee shall not have the right to assign this Agreement nor any of his rights, powers, duties or obligations hereunder.

                  13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, including the Employee's heirs and personal representatives, and the successor and assigns to the Company.

                  14. Entire Agreement. This Agreement cancels and supersedes all prior negotiations, discussions, commitments and understandings between the Parties relating hereto, whether oral or written. This Agreement embodies the entire agreement and understanding between such Parties with respect to the matters covered hereby. Neither party shall be bound by any term or condition other than as is expressly set forth herein. This Agreement may not be amended, supplemented or modified except by a written document signed by both Employee and a duly authorized officer of the Company.

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                  15.      Amendment.  This Agreement may be amended only by an
instrument in writing executed by the Parties hereto.

                  16. Governing Law: Forum Selection. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Indiana, without regard to the conflicts of law rules thereof. Any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or, if necessary because of a federal question mandating jurisdiction in the federal courts is involved, the United States District Court for the Southern District of Indiana, Evansville Division, and the parties hereby submit the jurisdiction of such courts and waive any right to challenge or otherwise raise questions of personal jurisdiction or venue in any action commenced or maintained in such courts.

                  17. Severability. The Parties intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the applicable law. Should any provision of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

SHOE CARNIVAL, INC.: "Company"              TIMOTHY BAKER: "Employee"


By:    /s/ Mark L. Lemond                   /s/ Timothy T. Baker
      --------------------------------      ------------------------------------
Its:   President and CEO                    Date: August 28, 2001
      --------------------------------      ------------------------------------
Date:  August 28, 2001
      --------------------------------



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